Exhibit 16.1

September 29, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by Grayscale Bitcoin Trust (BTC) and Grayscale Ethereum Classic Trust (ETC), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of each of the above named entities dated September 29, 2022, and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

/s/ Friedman LLP

Friedman LLP

New York, NY